EXHIBIT 11



                          FIRST KEYSTONE CORPORATION
                   COMPUTATION OF EARNINGS PER COMMON SHARE

                           Year Ended December 31,



(Dollars in Thousands)
                                          1998         1997        1996

Primary
 Net Income                            $   4,888   $   4,660   $   4,130
  Shares <F1>
   Weighted average number of
     common shares outstanding         2,925,695   2,933,727   2,933,727
   Adjustments - increases or
     decreases                              None        None        None
   Weighted average number of
     common shares outstanding
     as adjusted                       2,925,695   2,933,727   2,933,727

   Basic earnings per common
     share                             $    1.67   $    1.59    $    1.41


 Assuming full dilution
  Net Income                           $   4,888   $   4,660   $   4,130

   Shares <F1>
    Weighted average number of
      common shares outstanding        2,925,695   2,933,727   2,933,727
    Adjustments - increases or
      decreases                             None        None        None
    Weighted average number of
      common shares outstanding
      as adjusted                      2,925,695   2,933,727   2,933,727

    Earnings per common share
      assuming full dilution           $    1.67   $    1.59    $    1.41



<F1>
See Note 1 to the consolidated financial statements appearing on page 8 more fully described in the Corporation's Annual Report to Shareholders for the year ended December 31, 1998, which page is included in Exhibit 13 hereto.



                                       20

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                                                      EXHIBIT 11

SUMMARY OF SELECTED FINANCIAL DATA


(Amounts in thousands,
  except per share)      1998       1997       1996       1995       1994
                         ____       ____       ____       ____       ____

SUMMARY OF OPERATIONS
Interest income       $ 20,703    $ 19,345   $ 17,786  $ 16,637   $ 13,731
Interest expense        10,329       9,381      8,667     8,271      6,353
 Net interest
   income               10,374       9,964      9,119     8,366      7,378
Provision for loan
   losses                  275         325        517       372         31
Investment securities
   gains (losses)          179          68        (38)        5        180
Net income            $  4,888    $  4,660   $  4,130  $  3,486   $  3,115
___________________________________________________________________________

PER COMMON SHARE <F1>
Net income            $   1.67    $   1.59   $   1.41  $   1.19   $   1.07
Cash dividends             .59         .47        .39       .33        .31
___________________________________________________________________________

BALANCE SHEET DATA
Assets                $303,028    $267,399   $242,557  $226,033   $206,864
Investment securities  130,686      98,459    101,225    88,125     79,946
Net loans              159,112     149,780    130,994   126,046    116,383
Deposits               247,092     217,647    198,546   187,320    172,280
Stockholders' equity    33,753      31,818     27,473    25,399     20,788
___________________________________________________________________________

PERFORMANCE RATIOS
Return on average
   assets                1.72%       1.83%      1.75%     1.58%      1.54%
Return on average
   equity               14.68%      15.92%     15.98%    15.24%     15.34%
Dividend payout ratio   35.32%      29.76%     27.56%    27.36%     28.55%
Average equity to
   average assets
   ratio                11.72%      11.49%     11.05%    10.36%     10.05%


<F1>
Reflects adjustment for stock dividends more fully described in Note 1.


2                      First Keystone Corporation

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